CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 30, 2023 with respect to the financial statements of Morgan Creek Global Equity Long/Short Institutional Fund for the year ended March 31, 2023 which are included in this Post-Effective Amendment No. 4 to the Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions "Financial Highlights, "Independent Registered Public Accounting Firm", and "Financial Statements".

/s/ GRANT THORNTON LLP

Iselin, New Jersey

July 28, 2023